CERTIFICATE OF TRUST
OF
SPA ETF Trust

Dated March 12th, 2007

The undersigned, the sole trustee of SPA ETF Trust, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3810, hereby certifies as follows:

1.    The name of the statutory trust is SPA ETF Trust (the ‘‘Trust’’).

2.    The business address of the registered office of the Trust is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.    The Trust will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended.

/s/ Anthony Peter Drain Anthony Peter Drain